Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
ANNOUNCES FIRST QUARTER 2020 RESULTS

Conference Call and Webcast Scheduled for Tomorrow, Thursday, May 7, 2020 at
11:00 a.m. Eastern Time/8:00 a.m. Pacific Time

Pasadena, CA, May 6, 2020 – Western Asset Mortgage Capital Corporation (the “Company” or "WMC") (NYSE: WMC) today reported its results for the first quarter ended March 31, 2020.

FIRST QUARTER 2020 FINANCIAL RESULTS

▪Book value per share of $3.41.
▪GAAP net loss of $381.9 million, or $7.15 per basic and diluted share.
▪Core earnings plus drop income of $15.8 million, or $0.29 per basic and diluted share.1,5
▪Economic return on book value was a negative 67.7% for the quarter.1,2
▪1.84% annualized net interest margin on our investment portfolio. 1,3,4
▪9.5x leverage excluding non-recourse debt.(6)

OTHER FIRST QUARTER 2020 UPDATES

In response to the unprecedented market volatility at the end of the first quarter of 2020, the Company implemented measures to increase liquidity, reduce debt, and seek financing arrangements as an alternative to short term repurchase agreements with daily margin requirements. In March, these measures included, but were not limited to, the following:

•Sold approximately $1.5 billion of Agency MBS and $142.4 million of Non-Agency MBS.
•Reduced repurchase agreement financings by 48.0% to $1.6 billion.
•Terminated all interest rate hedges and further reduced margin call volatility.
•Suspended our first quarter common dividend to preserve liquidity.

ADDITIONAL BUSINESS UPDATES

•Our Manager waived management fees for March 2020 and April 2020.
•In April, we closed an 18 month term financing arrangement without margin requirements for our entire non-QM loan portfolio. The impact of this financing was to reduce our exposure to repurchase agreement financing by approximately $385 million and eliminate associated margin calls.
•In April, we further reduced repurchase agreement financings by selling approximately $370.3 million of Agency MBS, $65.3 million of Non-Agency MBS, $148.6 million in conforming whole loans, and $18.2 million other securities.
•In May, we closed a 12 month term financing arrangement for Non-Agency RMBS and Non-Agency CMBS, significantly mitigating exposure to margin volatility.
1  Non – GAAP measure.
2  Economic return is calculated by taking the sum of: (i) the total dividends declared; and (ii) the change in book value during the period and dividing by the beginning book value.
3   Includes interest-only securities accounted for as derivatives and the cost of interest rate swaps.
4 Excludes the consolidation of VIE trusts required under GAAP.
5 Drop income is income derived from the use of ‘to-be-announced’ forward contract (“TBA”) dollar roll transactions which is a component of our gain (loss) on derivative instruments on our consolidated statement of operations, but is not included in core earnings. Drop income was approximately $1.1 million for the three months ended March 31, 2020.
6 The debt amount used in the calculation of leverage is net of receivable under reverse repurchase agreements.

MANAGEMENT COMMENTARY
“The first quarter was an extremely challenging environment for global equity and fixed income markets as the COVID-19 pandemic created unprecedented economic disruption, severe illiquidity, volatility and uncertainty,” said Jennifer Murphy, Chief Executive Officer of the Company. “These conditions were very prominent in U.S. mortgage markets, causing an extreme lack of liquidity combined with forced selling, resulting in swift and dramatic price declines. Our portfolio, despite its diversity and focus on high-quality mortgage investments, was negatively impacted by these extraordinary market pressures. Our results at quarter end reflect these market conditions, as we experienced a 67.7% decline in our book value per share and a GAAP net loss of $381.9 million, or $7.15 per share. While we generated core earnings plus drop income of $0.29 per share during the first quarter, relatively consistent with the previous quarter, we made the decision to retain those earnings and suspend the first quarter dividend to maintain additional liquidity and help protect the value of shareholder assets in this environment.”

Ms. Murphy continued, “We believe our focus on high quality borrowers and assets as well as our diversified approach will provide an opportunity for our assets to recover significantly as economic activity resumes. We are committed to taking the necessary steps to protect assets and preserve the opportunity for our shareholders to benefit meaningfully in the recovery. To this end, we have been actively seeking new and more stable sources of financing. Subsequent to quarter-end, we successfully secured two term financing facilities, one on a portion of our residential whole-loan portfolio and the second on a portion of our Non-Agency CMBS and RMBS portfolio. Our focus on behalf of shareholders is to protect the value of the portfolio, enable shareholders to benefit from recovery, and reposition the company to resume delivering on our long term objectives,” Ms. Murphy concluded.

Harris Trifon, Chief Investment Officer of the Company, commented, “While the broader market volatility resulting from the COVID-19 pandemic led to extreme price declines on our assets in March, we have experienced some recovery in their prices through the end of April. We believe that current prices in the credit sector of the U.S. residential and commercial real estate mortgage markets envisage severe economic scenarios last seen during the Global Financial Crisis. While assessing the longer-term economic damage of this crisis remains challenging given its unique nature and unprecedented scale, our view is the extraordinary amount of fiscal and monetary support that the U.S. government is providing our financial system and the broader economy will dampen the economic impact of the quarantine period and support liquidity conditions in the fixed income markets.”

“We believe valuations in mortgage credit assets are particularly favorable relative to fundamentals even given the increased uncertainty in the near term. We also believe that the current recession will eventually pass and give way to an economic recovery although the timing and strength of the recovery will be dependent on the spread of the virus and availability of therapeutics and a potential vaccine. Looking ahead, we believe mortgages secured by real estate assets with meaningful equity in the properties and higher quality credit will continue to perform well over the longer term. While many sectors of the mortgage market currently offer historically attractive valuations, our primary focus is on maintaining sufficient liquidity and reducing our overall debt while consolidating our financial relationships in order to protect against further book value erosion and position the portfolio for potential future appreciation. We feel that our current stance is the best way to put us back on course towards our long-term objectives of generating sustainable core earnings that can support an attractive dividend, with the overall goal of enhancing stockholder value,” concluded Mr. Trifon.

OPERATING RESULTS

The below table reflects a summary of our operating results:

	For the Three Months Ended
GAAP Results	March 31, 2020	December 31, 2019
	(in thousands-except share and per share data)

Net Interest Income	$18,741	$18,927
Other Income (Loss):
Realized gain (loss) on sale of investments, net	89,186	11,992
Other than temporary impairment	—	(2,228)
Unrealized gain (loss), net	(296,111)	(52,896)
Gain (loss) on derivative instruments, net	(189,691)	42,007
Other, net	461	518
Other Income (loss)	(396,155)	(607)
Total Expenses	4,534	5,209
Income (loss) before income taxes	(381,948)	13,111
Income tax provision (benefit)	(93)	622
Net income (loss)	$(381,855)	$12,489
Net income attributable to non-controlling interest	2	—
Net income (loss) attributable to common stockholders and participating securities	$(381,857)	$12,489

Net income (loss) per Common Share – Basic/Diluted	$(7.15)	$0.23
Non-GAAP Results
Core earnings plus drop income (1)	$15,779	$15,790
Core earnings plus drop income per Common Share – Basic/Diluted	$0.29	$0.30
Weighted average yield(2)(4)	4.90%	4.60%
Effective cost of funds(3)(4)	3.28%	3.09%
Annualized net interest margin(2)(3)(4)	1.84%	1.72%

(1)          For a reconciliation of GAAP Income to Core earnings, please refer to the Reconciliation of Core Earnings at the end of this press release.
(2)          Includes interest-only securities accounted for as derivatives.
(3)          Includes the net amount paid, including accrued amounts for interest rate swaps and premium amortization for MAC interest rate swaps during the periods.
(4) Excludes the consolidation of VIE trusts required under GAAP.

Portfolio Composition

As of March 31, 2020, the Company owned an aggregate investment portfolio with a fair market value totaling $2.9 billion. The following tables sets forth additional information regarding the Company’s investment portfolio as of March 31, 2020:

Portfolio Characteristics

Agency Portfolio

The following table summarizes certain characteristics of our Agency portfolio by investment category as of March 31, 2020 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Net Weighted Average Coupon
Agency CMBS	$369,843	$387,166	$413,394	3.1%
Agency CMBS Interest-Only Strips, accounted for as derivatives	N/A	N/A	2,792	0.4%
Total Agency CMBS	369,843	387,166	416,186	2.3%

Agency RMBS Interest-Only Strips	N/A	8,102	9,952	3.1%
Agency RMBS Interest-Only Strips, accounted for as derivatives	N/A	N/A	4,490	2.9%
Total Agency RMBS	—	8,102	14,442	3.0%

Total	$369,843	$395,268	$430,628	2.5%

Credit Sensitive Portfolio

The following table summarizes certain characteristics of our credit sensitive portfolio by investment category as of March 31, 2020 (dollars in thousands):

	Principal Balance	Amortized Cost	Fair Value	Weighted Average Coupon(1)
Non-Agency RMBS	$39,261	$23,799	$21,123	4.6%
Non-Agency RMBS IOs and IIOs	N/A	7,229	5,174	0.5%
Non-Agency CMBS	336,816	304,131	250,309	5.3%
Residential Whole Loans	1,352,778	1,381,099	1,309,795	5.1%
Residential Bridge Loans(2)	29,650	29,688	28,634	9.5%
Securitized Commercial Loans(1)	543,678	544,867	477,131	4.6%
Commercial Loans	332,576	332,263	320,308	7.1%
Other Securities	76,482	77,258	47,411	6.5%
	$2,711,241	$2,700,334	$2,459,885	4.2%

(1) Includes Residential Bridge Loans carried at amortized cost of $2.6 million as of March 31, 2020. The fair value of these loans was $2.6 million as of March 31, 2020.

PORTFOLIO FINANCING AND HEDGING

Financing Activity

Repurchase Agreements

As of March 31, 2020, the Company had borrowings under 19 master repurchase agreements. The following table sets forth additional information regarding the Company’s portfolio financing under the master repurchase agreements, which includes the outstanding balance under our $700 million residential whole loan and $200 million commercial whole financing facilities, as of March 31, 2020 (dollars in thousands):

	Outstanding Borrowings	Weighted Average Interest Rate	Weighted Average Remaining Days to Maturity
Short Term Borrowings:
Agency CMBS	$437,577	1.38%	27
Agency RMBS	11,852	2.35%	21
Non-Agency CMBS	214,972	3.04%	24
Non-Agency RMBS	20,148	3.09%	8
Residential Whole-Loans	272,458	2.99%	129
Residential Bridge Loans	24,222	3.79%	28
Commercial Loans	47,547	3.90%	28
Securitized Commercial Loan	32,803	2.76%	29
Other Securities	53,244	3.15%	28
Subtotal	1,114,823	2.42%	51
Long Term Borrowings
Residential Whole-Loans (1)	285,409	2.67%	1004
Commercial Loans (1)	153,549	2.73%	503
Subtotal	438,958	2.70%	829
Repurchase agreements borrowings	$1,553,781	2.50%	271
Less unamortized debt issuance costs	66	N/A	N/A
Repurchase agreements borrowings, net	$1,553,715	2.50%	271

(1) Certain Residential Whole Loans and Commercial Loans were financed under two longer term financing facilities. These facilities automatically roll until such time as they are terminated or until certain conditions of default. The weighted average remaining maturity days was calculated using expected weighted life of the underlying collateral.

For the reporting period ended March 31, 2020, we breached certain financial statement covenants in repurchase agreements with two counterparties with borrowings outstanding as of May 5, 2020. Both counterparties have waived the breaches until August 1, 2020. In addition we would have been in breach of certain covenants in another seven repurchase agreements with borrowings outstanding as of March 31, 2020 but with respect to those seven agreements we have either modified the covenants or paid off the repurchase agreement borrowings in full.

Convertible Senior Unsecured Notes

At March 31, 2020, the Company had $205 million aggregate principal amount of 6.75% convertible senior unsecured notes outstanding. The notes mature on October 1, 2022, unless earlier converted, redeemed or repurchased by the holders pursuant to their terms, and are not redeemable by the Company except during the final three months prior to maturity. The initial conversion rate was 83.1947 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $12.02 per share of common stock.

Mortgage-Backed Notes

The following table summarizes the residential mortgage-backed notes issued by the Company's securitization trust (the "Arroyo Trust") at March 31, 2020 (dollars in thousands):

Classes	Principal Balance	Coupon	Carrying Value	Contractual Maturity
Offered Notes:(1)
Class A-1	$634,467	3.3%	$634,464	4/25/2049
Class A-2	33,996	3.5%	33,995	4/25/2049
Class A-3	53,859	3.8%	53,857	4/25/2049
Class M-1	25,055	4.8%	25,055	4/25/2049
	747,377		747,371
Less: Unamortized Deferred Financing Cost	N/A		5,074
Total	$747,377		$742,297
(1) The subordinate notes were retained by the Company.
The securitized debt of the Arroyo Trust can only be settled with the residential loans that serve as collateral for the securitized debt and are non-recourse to the Company.

Derivatives Activity

On March 3, 2020, the Federal Open Market Committee reduced the target federal funds rate by 50 basis points to 1.00% to 1.25%. This rate was further reduced to a target range of 0% to 0.25% on March 16, 2020. These reductions in interest rates and other effects of the COVID-19 outbreak caused volatility in interest rates. As a result, we received significant margin calls on our interest rate swaps. In this very low interest rate environment the Company's interest rate swaps were no longer effective. In March 2020, the Company terminated fixed-pay interest rate swaps with a notional value of approximately $3.1 billion and variable-pay interest rate with a notional value of approximately $1.9 billion to reduce hedging costs and associated margin volatility.

        The following table summarizes the Company’s derivative instruments at March 31, 2020 (dollars in thousands):

Other Derivative Instruments	Notional Amount	Fair Value
Swaptions, asset	$50,000	$195
Credit default swaps, asset	47,260	15,557
TBA securities, asset	778,200	17,923
Total derivative instruments, assets		33,675

Swaptions, liability	$255,000	$(14)
Credit default swaps, liability	97,260	(22,106)
TBA securities, liability	778,200	(21,847)
Total derivative instruments, liabilities		(43,967)
Total derivative instruments, net		$(10,292)

DIVIDEND

As previously announced, due to the turmoil in the financial markets resulting from the COVID-19 pandemic, we suspended the first quarter dividend to preserve liquidity.

CONFERENCE CALL

The Company will host a conference call with a live webcast tomorrow, May 7, 2020 at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time, to discuss financial results for the first quarter 2020.

Individuals interested in participating in the conference call may do so by dialing (866) 235-9914 from the United States, or (412) 902-4115 from outside the United States and referencing “Western Asset Mortgage Capital Corporation.” Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s website at www.westernassetmcc.com.

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10143381 and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call tomorrow.

A telephone replay will be available through May 21, 2020 by dialing (877) 344-7529 from the United States, or (412) 317-0088 from outside the United States, and entering conference ID 10143381. A webcast replay will be available for 90 days.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets consisting of Agency CMBS, Agency RMBS, Non-Agency RMBS, Non-Agency CMBS, ABS, GSE Risk Transfer Securities, Residential Whole and Bridge Loans and Commercial Loans. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Legg Mason, Inc. On February 18, 2020, Franklin Resources, Inc. (“Franklin”) and Legg Mason announced that they had entered into an agreement under which Franklin would acquire Legg Mason and its affiliates, including Western Asset Management Company, LLC. The transaction is expected to close in the third quarter of 2020 and is subject to customary closing conditions. Upon completion of the transaction Western Asset Management Company, LLC would become a wholly owned subsidiary of Franklin. Please visit the Company’s website at www.westernassetmcc.com.

FORWARD-LOOKING STATEMENTS

The press release contains statements that may constitute "forward-looking statements" For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity. Other factors are described in Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including core earnings, core earnings per share, drop income and drop income per share and certain financial metrics derived from non-GAAP information, such as weighted average yield, including IO securities; weighted average effective cost of financing, including swaps; weighted average net interest margin, including IO securities and swaps, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. We believe that these measures presented in this release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding our borrowing costs and net interest income, as viewed by us.  An analysis of any non-GAAP financial measure should be made in conjunction with results presented in accordance with GAAP.

###

Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 622-8223	(310) 622-8226
lclark@finprofiles.com	tross@finprofiles.com

-Financial Tables to Follow-

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands—except share and per share data)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$10,342	$31,331
Restricted cash	33,229	52,948
Agency mortgage-backed securities, at fair value ($430,628 and $1,756,917 pledged as collateral, at fair value, respectively)	430,628	1,795,255
Non-Agency mortgage-backed securities, at fair value ($265,647 and $292,613 pledged as collateral, at fair value, respectively)	276,606	361,833
Other securities, at fair value ($47,307 and $80,031 pledged as collateral, at fair value, respectively)	47,411	80,161
Residential Whole Loans, at fair value ($1,309,795 and $1,375,860 pledged as collateral, at fair value, respectively)	1,309,795	1,375,860
Residential Bridge Loans ($26,050 and $33,269 at fair value and $27,571 and $34,897 pledged as collateral, respectively)	28,634	36,419
Securitized commercial loans, at fair value	477,131	909,040
Commercial Loans, at fair value ($320,308 and $350,213 pledged as collateral, at fair value, respectively)	320,308	370,213
Receivable under reverse repurchase agreements	24,826	—
Investment related receivable ($41,214 and $0 pledged as collateral, respectively)	72,826	19,931
Interest receivable	14,805	19,413
Due from counterparties	117,670	98,947
Derivative assets, at fair value	33,675	5,111
Other assets	5,697	4,509
Total Assets (1)	$3,203,583	$5,160,971

Liabilities and Stockholders’ Equity:
Liabilities:
Repurchase agreements, net	$1,553,715	$2,824,801
Convertible senior unsecured notes, net	197,984	197,299
Securitized debt, net ($396,824 and $681,643 at fair value and $53,527 and $142,905 held by affiliates, respectively)	1,139,121	1,477,454
Interest payable (includes $536 and $647 on securitized debt held by affiliates, respectively)	6,429	15,001
Due to counterparties	24,811	709
Derivative liability, at fair value	43,967	6,370
Accounts payable and accrued expenses	6,307	3,188
Payable to affiliate	3,237	2,148
Dividend payable	—	16,592
Other liabilities	45,779	52,948
Total Liabilities (2)	$3,021,350	$4,596,510

Commitments and contingencies

Stockholders’ Equity:
Common stock: $0.01 par value, 500,000,000 shares authorized, 53,423,876 and 53,523,876 outstanding, respectively	535	535
Preferred stock, $0.01 par value, 100,000,000 shares authorized and no shares outstanding	—	—
Treasury stock, at cost, 100,000 and 0 shares held, respectively	(578)	—
Additional paid-in capital	889,392	889,227
Retained earnings (accumulated deficit)	(707,158)	(325,301)
Total Stockholders’ Equity	182,191	564,461
Non-controlling interest	42	—
Total Equity	182,233	564,461
Total Liabilities and Equity	$3,203,583	$5,160,971

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Balance Sheets (Continued)
(in thousands—except share and per share data)
(Unaudited)

	March 31, 2020	December 31, 2019
(1) Assets of consolidated VIEs included in the total assets above:
Cash and cash equivalents	$4,542	$7,589
Restricted Cash	33,229	52,948
Residential Whole Loans, at fair value ($1,309,795 and $1,375,860 pledged as collateral, at fair value, respectively)	1,309,795	1,375,860
Residential Bridge Loans ($24,987 and $31,748 at fair value and $27,571 and $34,897 pledged as collateral, respectively)	27,571	34,897
Securitized commercial loan, at fair value	477,131	909,040
Commercial Loans, at fair value ($71,684 and $90,788 pledged as collateral, at fair value, respectively)	71,684	90,788
Investment related receivable	24,738	19,138
Interest receivable	10,226	10,829
Other assets	101	90
Total assets of consolidated VIEs	$1,959,017	$2,501,179

(2) Liabilities of consolidated VIEs included in the total liabilities above:
Securitized debt, net ($396,824 and $681,643 at fair value and $53,527 and $142,905 held by affiliates, respectively)	$1,139,121	$1,477,454
Interest payable (includes $536 and $647 on securitized debt held by affiliates, respectively)	3,215	3,886
Accounts payable and accrued expenses	128	185
Other liabilities	33,229	52,948
Total liabilities of consolidated VIEs	$1,175,693	$1,534,473

Western Asset Mortgage Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands—except share and per share data)
 (Unaudited)

	Three months ended
	March 31, 2020	December 31, 2019
Net Interest Income
Interest income	$54,846	$55,761
Interest expense	36,105	36,834
Net Interest Income	18,741	18,927

Other Income (Loss)
Realized gain (loss) on sale of investments, net	89,186	11,992
Other than temporary impairment	—	(2,228)
Unrealized gain (loss), net	(296,111)	(52,896)
Gain (loss) on derivative instruments, net	(189,691)	42,007
Other, net	461	518
Other Income (Loss)	(396,155)	(607)

Expenses
Management fee to affiliate	1,039	1,987
Other operating expenses	1,000	1,079
General and administrative expenses:
Compensation expense	662	671
Professional fees	1,480	1,031
Other general and administrative expenses	353	441
Total general and administrative expenses	2,495	2,143
Total Expenses	4,534	5,209

Income before income taxes	(381,948)	13,111
Income tax provision (benefit)	(93)	622
Net income (loss)	$(381,855)	$12,489
Net income attributable to non-controlling interest	2	—
Net income (loss) attributable to common stockholders and participating securities	$(381,857)	$12,489

Net income (loss) per Common Share – Basic	$(7.15)	$0.23
Net income (loss) per Common Share – Diluted	$(7.15)	$0.23

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings
(in thousands—except share and per share data)
(Unaudited)

The table below reconciles Net Income to Core Earnings for the three months ended March 31, 2020 and December 31, 2019:

	Three months ended
(dollars in thousands)	March 31, 2020	December 31, 2019
Net Income (loss)	$(381,855)	$12,489
Income tax provision (benefit)	(93)	622
Net Income before income taxes	(381,950)	13,111

Adjustments:
Investments:
Unrealized (gain) loss on investments, securitized debt and other liabilities	296,111	52,896
Other than temporary impairment	—	2,228
Realized (gain) loss on sale of investments	(89,186)	(11,992)
One-time transaction costs	280	154

Derivative Instruments:
Net realized (gain) loss on derivatives	180,156	(35,918)
Net unrealized (gain) loss on derivatives	8,807	(6,097)

Amortization of discount on convertible senior unsecured notes	273	257
Non-cash stock-based compensation	165	165
Total adjustments	396,606	1,693
Core Earnings	$14,656	$14,804
Basic and Diluted Core Earnings per Common Share and Participating Securities	$0.27	$0.28
Basic and Diluted Core Earnings plus Drop Income per Common Share and Participating Securities	$0.29	$0.30
Basic weighted average common shares and participating securities	53,670,550	53,482,765
Diluted weighted average common shares and participating securities	53,670,550	53,482,765

Alternatively, our Core Earnings can also be derived as presented in the table below by starting net interest income adding interest income on Interest-Only Strips accounted for as derivatives and other derivatives, and net interest expense incurred on interest rate swaps and foreign currency swaps and forwards (a Non-GAAP financial measure) to arrive at adjusted net interest income. Then subtracting total expenses, adding non-cash stock based compensation, adding one-time transaction costs, adding amortization of discount on convertible senior notes and adding interest income on cash balances and other income (loss), net:

	Three months ended
(dollars in thousands)	March 31, 2020	December 31, 2019
Net interest income	$18,741	$18,927
Interest income from IOs and IIOs accounted for as derivatives	91	103
Net interest income from interest rate swaps	(1,133)	(347)
Adjusted net interest income	17,699	18,683
Total expenses	(4,534)	(5,209)
Non-cash stock-based compensation	165	165
One-time transaction costs	280	154
Amortization of discount on convertible unsecured senior notes	273	257
Interest income on cash balances and other income (loss), net	775	754
Income attributable to non-controlling interest	(2)	—
Core Earnings	$14,656	$14,804

Reconciliation of Interest Income and Effective Cost of Funds
(dollars in thousands)
(Unaudited)

The following table reconciles total interest income to adjusted interest income which includes interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives (Non-GAAP financial measure) for the three months ended March 31, 2020 and December 31, 2019:

	Three months ended
(dollars in thousands)	March 31, 2020	December 31, 2019
Coupon interest income	$57,761	$59,586
Premium amortization, discount accretion and amortization of basis, net	(2,915)	(3,825)
Interest income	54,846	55,761
Contractual interest income, net of amortization of basis on Agency and Non-Agency Interest-Only Strips, classified as derivatives(1):
Coupon interest income	636	951
Amortization of basis	(545)	(848)
Subtotal	91	103
Total adjusted interest income	$54,937	$55,864

(1)                Reported in "Gain (loss) on derivative instruments, net" in the Consolidated Statements of Operations.

The following table reconciles the Effective Cost of Funds (Non-GAAP financial measure) with interest expense for three months ended March 31, 2020 and December 31, 2019:

	Three months ended
	March 31, 2020		December 31, 2019
(dollars in thousands)	Reconciliation	Cost of Funds/Effective Borrowing Costs	Reconciliation	Cost of Funds/Effective Borrowing Costs
Interest expense	$36,105	3.34%	$36,834	3.18%
Adjustments:
Interest expense on Securitized debt from consolidated VIEs[1]	(6,754)	(4.42)%	(6,283)	(3.95)%
Net interest (received) paid - interest rate swaps	1,133	0.10%	347	0.03%
Effective Borrowing Costs	$30,484	3.28%	$30,898	3.09%
Weighted average borrowings	$3,733,045		$3,971,551
(1) Excludes third-party sponsored securitized debt interest expense.